                                                                      EXHIBIT 12

                               MMI Products, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)

                                                           1996        1997        1998        1999        2000
                                                          -------     -------     -------     -------     -------

Income before income taxes                                $10,564     $12,898     $18,274     $31,526     $32,028
Fixed charges                                               8,179      13,948      18,443      20,739      24,481
                                                          -------     -------     -------     -------     -------
Earnings                                                  $18,743     $26,846     $36,717     $52,265     $56,509
Rent expense                                              $ 3,572     $ 4,225     $ 5,103     $ 5,846     $ 5,807
Portion of rent expense representative
     of the interest factor                                   750         930       1,123       1,286       1,278
Interest expense (including amortization
     of debt issue costs)                                   7,429      13,018      17,320      19,453      23,203
                                                          -------     -------     -------     -------     -------
Fixed charges                                             $ 8,179     $13,948     $18,443     $20,739     $24,481
                                                          =======     =======     =======     =======     =======
Ratio of earnings to fixed charges                            2.3x        1.9x        2.0x        2.5x        2.3x